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                                                                   EXHIBIT 10.16

EXECUTIVE EMPLOYMENT AGREEMENT, dated as of February 18, 2004 (this "Agreement"), by and between ImaRx Therapeutics, Inc., a Delaware (the "Company") and John A. Moore (the "Executive").

     The Company and the Executive desire to set forth in this Agreement the terms and conditions upon which the Executive will be employed by the Company as the Chairman and Executive Vice President of the Company. In consideration of the foregoing recital and the mutual promises, representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. CERTAIN DEFINITIONS.

          For the purposes of this Agreement, the following terms shall have the following meanings:

          "$" means dollars in the lawful currency of the United States of America.

          "Base Salary" shall have the meaning assigned to such term in Section 4.1.

          "Board" means the Board of Directors of the Company.

          "Cause" means Executive shall have (i) been indicted for a felony;
(ii) committed an act of willful misconduct or negligence resulting in a material loss to the Company; (iii) materially violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, (iv) refused to follow the reasonable written directions given by the Board or its designee or materially breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (v) the death or Disability of Executive.

          "Change of Control" means any consolidation or merger of the Company with or into any other Company or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party resulting in the sale of substantially all of the Company's assets or a transfer of the Company's voting power in excess of fifty percent (50%), excluding any consolidation or merger effected exclusively to change the domicile of the Company.

          "Common Stock" means the common stock, par value $0.001 per share, of the Company.

          "Disability" means Executive's adjudication as mentally incompetent, or the occurrence of a mental or physical disability preventing Executive from performing his duties for

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ninety (90) or more days within any period of three hundred and sixty five (365)
days or any period of ninety (90) consecutive days. Any question as to the existence of Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company. The determination of Disability made in writing by such physician to Executive and the Company shall be final and conclusive for all purposes.

          "Effective Date" means the first date written above.

          "Good Reason" shall mean (i) a material reduction in Executive's title, status, authority, or responsibility at the Company; provided however, that naming Evan C. Unger, M.D. as Chairman of the Board following the hiring of a new Chief Executive Officer shall not be considered a reduction in Executive's title, status, or authority or Good Reason under this Agreement or (ii) any breach by the Company of any material term of this Agreement (including, without limitation, failure to make any payment or to grant any stock options required by the terms of this Agreement), which breach is not cured within thirty (30) days of the Company's receipt from Executive of written notice of such breach.

          "Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, joint venture, joint stock company or unincorporated organization.

          "QPO" means the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock.

          "Term" means the period commencing on the Effective Date and ending on the second anniversary thereof, as may be extended by written agreement of the parties.

          "Termination Date" means the first date on which the Executive is no longer employed by the Company for any reason.

          "Transferee" means any person or entity to whom or which shares of Executive Stock have been sold, transferred or assigned, by agreement or operation of law.

     2. TERM.

          The Company shall employ Executive for the Term or until the Termination Date, this being an "at-will" employment agreement, provided that
Section 5 shall govern the amount of compensation to be paid to Executive on and after the Termination Date. Upon mutual written consent, the parties may extend the Term at any time, but shall use their best efforts to begin negotiating any such extension at least ninety (90) days prior to the expiration of the Term.

     3. POSITION AND DUTIES.

          1.1. General. Executive shall serve as the Chairman of the Board of Directors and Executive Vice President of the Company and shall be subject to the supervision of, and


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shall report to, the Board. Executive shall have such duties and authority as are customarily exercised by a vice president of a business corporation of similar size and in the same industry as the Company and as may be determined from time to time by the Board.

          1.2. Election as Board Member. During the Term and until the Termination Date, the Company agrees to place Executive on the slate of nominees for election to the Board and take any and all actions within its power and authority necessary or advisable to appoint Executive to the Board and to nominate him as Chairman; provided, however, that the Board may replace Executive with Evan C. Unger, M.D. as Chairman following the hiring of a new Chief Executive Officer.

     4. COMPENSATION.

          2.1. Base Salary. (a) Subject to Section 4.1(b) and 4.1(c), commencing on the Effective Date, the Company shall pay to Executive a base salary at an annual rate of $125,000 (as may be adjusted from time to time, the "Base Salary"), payable in accordance with the payroll practices of the Company in effect from time to time. Base Salary payments shall be subject to withholding and other applicable taxes.

          (b) Notwithstanding Section 4.1(a) hereof, the Executive's right to receive the Base Salary shall be subject to the following: (i) the Base Salary does not start to accrue until the closing of a financing or financings occurring after the Effective Date in which the Company shall have received proceeds of at least $3,000,000 in the aggregate, (ii) after receipt by the Company of financing proceeds after the Effective Date of at least $3,000,000 in the aggregate, the Base Salary starts to accrue but is not payable to the Executive until the earlier of an QPO or receipt of additional financing proceeds which (combined with prior proceeds), equal or exceed $5,000,000, and
(iii) after receipt by the Company of financing proceeds after the Effective Date of at least $5,000,000, all accrued Base Salary is immediately payable by the Company to the Executive and all future accruals are payable as provided in
Section 4.1(a) hereof.

          (c) Notwithstanding Section 4.1(a) or 4.1(b) hereof, if at any time the Company's available cash falls below $750,000, or at such time as any of the Company's other officers are placed on reduced salary, the Board of Directors shall have the right to discontinue salary payments to Executive. Any such discontinued salary payments shall be accrued and shall be paid in a lump sum payment at such time as the Company's available cash exceeds $1,250,000.

          2.2. Annual Bonus. With respect to each full fiscal year until the earlier of the end of the Term or the Termination Date, Executive shall be eligible to receive an annual bonus award, only if, as and when determined by the Board in its sole discretion. Such bonus, if any, shall be paid no later than thirty (30) days after the end of the fiscal year.

          2.3. Option Grant. If the Company shall have closed a financing or financings (including, without limitation, a public offering), in which the Company shall have received proceeds of at least $3,000,000 in the aggregate, within 10 business days thereafter the Company shall grant to Executive an option to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share (the "Executive Option"). The Executive Option shall be granted


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pursuant to an option agreement, in substantially the form attached hereto as
Exhibit B (the "Stock Option Agreement"). Notwithstanding the foregoing, if such financing does not occur upon the earlier of the end of the Term or the Termination Date, the Company shall have no obligation to grant the Executive Option. If granted, the Executive Option may be exercised, from time to time, with respect to all or any part of the then vested shares in accordance with the following vesting schedule: shares shall vest in 24 equal monthly installments at the end of each month following the Effective Date; provided, however, all shares subject to the Executive Option shall immediately vest upon the earlier of (a) the consummation of a QPO, (b) the consummation of a Change of Control or
(c) termination of Executive's employment by the Company without Cause or by Executive with Good Reason. If Executive's employment is terminated by the Company with Cause or by Executive without Good Reason, the unexercised portion of the Executive Option shall automatically lapse on the Termination Date and not be exercisable whether or not such options were vested.

          4.4. Employee Benefits. Until the Termination Date, or such later time as provided in Section 5, Executive shall be entitled to receive health and disability insurance and the opportunity to participate in any 401(k) plan to the same extent as such benefits are in effect from time to time for other executive officers of the Company ("Benefits"); provided, however, that Executive shall not be entitled to such Benefits to the extent that the same or similar benefits are available to him from another employer, and the Company shall not be required to make any employer contribution to Executive's 401(k) account.

          2.5. Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for all reasonable travel, lodging, entertainment and other expenses actually incurred by Executive in connection with the performance of his duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate United States Internal Revenue Service regulations and, for any expenses in excess of $1,000 individually or $10,000 in the aggregate, subject to the Chief Executive Officer's prior approval.

     5. TERMINATION AND SEVERANCE.

          3.1. Termination without Cause or for Good Reason. If during the Term the Company terminates Executive's employment without Cause, or Executive terminates his employment with Good Reason, Executive shall be entitled to receive:

          (a) if the Company shall not have closed on a financing or financings prior to the first anniversary of the Effective Date (including, without limitation, a public offering), in which the Company shall have received proceeds of at least $3,000,000 in the aggregate, a pro rata portion of his Base Salary and Benefits through the Termination Date and no other payment of any kind; provided, however, that, if the Company's available cash is below $750,000 as of the Termination Date, or the Company's other officers are placed on reduced salary, the Board of Directors shall have the right not to make the salary payment to Executive and such salary payment shall be accrued and shall be paid in a lump sum payment at such time as the Company's available cash exceeds $1,250,000;

          (b) if the Company shall have closed on a financing or financings prior to the


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first anniversary of the Effective Date (including, without limitation, a public offering), in which the Company shall have received proceeds of at least $3,000,000 in the aggregate but less than $5,000,000 in the aggregate, (i) a pro rata portion of his Base Salary and Benefits through the Termination Date plus
(ii) an accruing right to receive his Base Salary and Benefits during the remainder of the Term; provided that the amounts accrued pursuant to this clause
(ii) shall only be payable to Executive if the Company closes on a financing or financing during the Term in which the Company shall have received proceeds of at least $5,000,000 in the aggregate, and only paid at the time such payments would otherwise have been made had Executive's employment not been terminated;

          (c) if the Company shall have closed on a financing or financings prior to the first anniversary of the Effective Date (including, without limitation, a public offering), in which the Company shall have received proceeds of at least $5,000,000 in the aggregate but less than $15,000,000 in the aggregate, (i) a pro rata portion of his Base Salary and Benefits through the Termination Date plus (ii) continued payments of his then current Base Salary and Benefits for the remainder of the Term; and

          (d) if the Company shall have closed on a financing or financings prior to the first anniversary of the Effective Date (including, without limitation, a public offering), in which the Company shall have received proceeds of at least $15,000,000 in the aggregate, (i) a pro rata portion of his Base Salary and Benefits through the Termination Date plus (ii) continued payments of his then current Base Salary and Benefits for the period ending on the third anniversary of the Effective Date.

Any such payments will be made in accordance with the Company's normal payroll practices in existence immediately prior to the Termination Date.

          3.2. Termination for Cause or without Good Reason. If (a) the Company terminates Executive's employment at any time for Cause or (b) Executive terminates his employment at any time other than for Good Reason, Executive shall be entitled to receive a pro rata portion of his Base Salary through the Termination Date. Other than the payments described in this subsection, Executive shall be entitled to no other payments from the Company.

          3.3. No Additional Effect on Executive Option. The right of Executive to retain the vested portion of his rights under the Executive Option shall be governed by the Stock Option Agreement entered into by and between the Company and Executive and shall not be affected by the provisions of this Section 5.

     6. PROPRIETARY RIGHTS AGREEMENT AND ARBITRATION AGREEMENT. The parties acknowledge and incorporate that certain Proprietary Rights Agreement ("Proprietary Rights Agreement") and Arbitration Agreement ("Arbitration Agreement") executed by Executive, copies of which are attached hereto as Exhibit A.

     7. ADDITIONAL COVENANTS.


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          4.1. Voting Agreement. From the date of this Agreement until the second anniversary thereof, on all matters relating to the election of directors of the Company, Executive agrees to vote all shares of capital stock of the Company held by Executive (or shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect Evan C. Unger, M.D. as a member of the Company's Board of Directors.

          4.2. Restriction on Transfer. During the twelve (12) month period immediately subsequent to the closing of the offering of securities of the Company conducted with the assistance of First Montauk Securities Corp. ("First Montauk"), for so long as Executive together with its affiliates holds five percent (5%) or more of the capital stock of the Company, Executive shall not, and shall cause its affiliates not to, transfer any shares of capital stock of the Company without complying with the right of first refusal granted by the Company to First Montauk pursuant to that certain Letter of Intent dated January 8, 2004, by and between the Company and First Montauk.

     8. MISCELLANEOUS.

          8.1. Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement.

          8.2. Assignment. This Agreement and the rights and obligations hereunder shall be assignable only with the prior written consent of each of the parties; provided, however, that the Company may assign its rights under this Agreement to the surviving entity pursuant to a sale of substantially all of the Company's assets, by merger or consolidation or by a sale of all of the Company's capital stock (provided that the surviving entity shall remain liable as to all obligations of the Company under this Agreement).

          8.3. Benefits of Agreement. This Agreement and all obligations of the parties shall be binding upon, and inure to the benefit of, their respective successors and assigns.

          8.4. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the court making the determination of invalidity, illegality, or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal, or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          8.5. Further Assurances. Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Agreement.

          8.6. Amendment and Waiver. This Agreement may be amended, modified or waived only with prior written consent of each of the parties.


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          8.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies shall be cumulative and not alternative.

          8.8. Decisions of the Company and/or the Board. Any determination, decision, approval, request, demand, action or lack of action to be exercised by the Company or the Board with regard to this Agreement shall be the determination, decision, approval, request, demand, action or lack of action of the members of the Board other than Executive and all members nominated or appointed by Executive in his capacity as a stockholder of the Company.

          8.9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Any notice herein required or permitted to be given shall be given by depositing the same in the United States first class mail, postage prepaid, or hand delivered or transmitted by facsimile, in any case with a copy sent by overnight courier service, and addressed to the parties as follows:

               If to the Company: ImaRx Therapeutics, Inc.
                                  1635 East 18th Street
                                  Tucson, AZ 85719
                                  Attention: Chief Financial Officer
                                  Facsimile: (520) 791-2437

               With a copy to:    Osborn Maledon
                                  2929 N. Central Avenue, Suite 2100
                                  Phoenix, AZ 85012-2794
                                  Attention: Christopher S. Stachowiak
                                  Facsimile: (602) 664-2055

               If to Executive:   John A. Moore
                                  c/o Edson Moore Healthcare Ventures, Inc.
                                  101 Brookmeadow Road
                                  Wilmington, DE 19807
                                  Facsimile: (302) 994-3086

               With a copy to:    Reitler Brown LLC
                                  800 Third Avenue, 21st Floor
                                  New York, New York  10022
                                  Attention: Scott H. Rosenblatt, Esq.
                                  Facsimile: (212) 371-5500


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or, to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

          8.10. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          8.11. Counterparts. This Agreement may be executed in any number of counterparts (facsimile or otherwise), each of which shall be an original, but all of which together shall constitute one instrument.

          8.12. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

          8.13. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona (without giving effect to its conflict of laws principles).

          8.14 Prior Agreements. This Agreement, the Stock Option Agreement, the Proprietary Rights Agreement and the Arbitration Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement, the Stock Option Agreement, the Proprietary Rights Agreement or the Arbitration Agreement that are not set forth herein or therein.

                            (SIGNATURE PAGE FOLLOWS)


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     IN WITNESS WHEREOF, the parties have executed this Executive Employment
Agreement as of the Effective Date.

                                        THE COMPANY:

                                        IMARX THERAPEUTICS, INC.


                                        By: /s/ Evan Unger
                                            ------------------------------------
                                        Name: Evan C. Unger, M.D.
                                        Title: President


                                        THE EXECUTIVE:


                                        /S/ JOHN A. MOORE
                                        ----------------------------------------
                                        JOHN A. MOORE

Exhibit A: Attach copy of signed Proprietary Rights Agreement and Arbitration Agreement.

Exhibit B: Attach copy of form of Stock Option Agreement.

                  EXECUTIVE EMPLOYMENT AGREEMENT SIGNATURE PAGE